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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:         3235-0287 |
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:     January 31, 2005 |
    INSTRUCTION 1(b).                        | Estimated average burden      |
                                             |   hours per response      0.5 |
                                             _________________________________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   DuBois              Rene                 J.
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   (Last)            (First)            (Middle)

   24 Pheasant Brook Court
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                     (Street)

 Bedminster                NJ           07921
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   (City)               (State)         (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

   H Power Corp. ("HPOW")

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   April 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   ___ Director                             ____10% Owner
   [X] Officer                              ____Other (specify below)
   (give title below)
   Vice President Sales, Portable and Mobile Products
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Inst. 3, 4 and 5)            End of           (D) or         Indirect
1. Title of Security       (Mo/       (Inst. 8)       --------------------------       Month            Indirect       Beneficial
   (Inst. 3)               Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Yr)        Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
Common Stock, $0.001
par value per share      4/19/2002      P               500       A         $2.38         800               D
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Reminder: Report on a separate line for class of securities beneficially owned directly or indirectly.                     (Over)
   * If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                             SEC 2270 (3-99)

                                                       (Print or Type Responses)

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FORM 4 (CONTINUED)

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)



                                                                      5. Number of
                                                                         Derivative
                                                                         Securities              6. Date Exercisable and
               2. Conversion                       4. Transaction        Acquired (A)               Expiration Date
1. Title of       or Exercise                         Code               or Disposed of             (Mo/Day/Year)
   Derivative     Price of      3. Transaction        (Instr. 8)         (D) (Instr. 3, 4, 5)    -------------------------------
   Security       Derivative       Date            ---------------    -----------------------          Date          Expiration
   (Instr. 3)     Security         (Mo/Day/Yr)          Code                (A)         (D)         Exercisable         Date
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
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
7.  Title & Amount of                               9. Number of         10. Ownership
    Underlying                                         Derivative            Form of             11. Nature
    Securities                                         Securities            Derivative              of
    (Instr. 3 & 4)                8. Price of          Beneficially          Security                Interest
----------------------------         Derivative        Owned at End          Direct (D) or           Beneficial
               Amount or No.         Security          of Month              Indirect (I)            Ownership
 Title         of Shares             (Instr. 5)        (Inst. 4)             (Inst. 4)               (Inst. 4)
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
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Rene DuBois                              May 3, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date



Note: File three copies of this Form, one of which must be manually signed.

      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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